Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES DIRECTOR NOMINATION AGREEMENT
WITH COVE STREET CAPITAL AND SPRINGOWL ASSOCIATES

AUSTIN, TEXAS, February 9, 2015 - Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced that it has reached an agreement with Cove Street Capital, LLC and SpringOwl Associates, LLC, regarding the membership and composition of the Board of Directors of the Company.

Under the terms of the agreement, the Company appointed Daniel B. Silvers of SpringOwl Asset Management LLC and David L. Weinstein, former President and Chief Executive Officer of MPG Office Trust, to serve as Directors of the Company. In addition, Carl A. Thomason has resigned from the Board, and Michael E. Dougherty confirmed that he will retire from the Board by the annual meeting of stockholders in May 2016 under the Company’s board retirement guidelines.

As part of the agreement, Cove Street Capital, LLC and SpringOwl Associates, LLC, have agreed to vote their shares in favor of the Board’s recommended director nominees and certain other proposals the Board may recommend to stockholders for approval at the 2015 Annual Meeting and abide by other customary standstill provisions through February 1, 2016, subject to certain adjustments.

“Forestar’s Board of Directors and management team are fully engaged in exploring strategic alternatives to enhance shareholder value, including a thorough review and evaluation of the oil and gas business. We believe the addition of Mr. Silvers and Mr. Weinstein will provide additional perspectives in evaluating our strategic alternatives, and we look forward to working together to maximize long-term value for all shareholders. On behalf of all the employees at Forestar, I would like to thank Carl Thomason for his dedication and service to our Company. We sincerely appreciate his guidance and support,” said Jim DeCosmo, President and Chief Executive Officer of Forestar.

Daniel Silvers is President of SpringOwl Asset Management and also serves on the Boards of Directors of India Hospitality Corp. and bwin.party digital entertainment plc.  He has previously served on the boards of directors of both International Game Technology and Universal Health Services.  Mr. Silvers joined a predecessor of SpringOwl Asset Management from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

David L. Weinstein served as President and Chief Executive Officer of MPG Office Trust, Inc., a publicly traded office REIT, from November 2010 until the sale of the Company in October 2013 and was a member of the MPG Office Trust Board of Directors from August 2008 until October 2013. Mr. Weinstein was a partner at Belvedere Capital, a real estate investment firm, and Managing Director of Westbridge Investment Group/Westmont Hospitality Group, a real estate investment fund focused on hospitality. In addition, Mr. Weinstein worked at Goldman, Sachs & Co. in the real estate investment banking group (focusing on mergers, asset sales and corporate finance and in the Special Situations Group (focused on real estate debt investments). Mr. Weinstein holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and a Juris Doctor from the University of Pennsylvania Law School.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At third quarter-end 2014, the real estate segment owns directly or through ventures almost 120,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing approximately 24,400 acres currently in the entitlement process, and 73 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,300 acres, comprised of almost 17,800 planned residential lots and approximately 2,000 commercial acres. The oil and gas segment includes approximately 948,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and approximately 358,000 net acres of leasehold interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas. These leasehold interests include about 8,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.